Exhibit (h)(5)

AMENDED & RESTATED

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDED & RESTATED FUND ADMINISTRATION SERVICING AGREEMENT (the “Agreement”) is made and entered into in Tampa, Florida as of the last day written on the signature page by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBGFS is, among other things, in the business of providing fund administration services for the benefit of its customers;

WHEREAS, the Trust desires to continue to retain USBGFS to provide fund administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”); and

WHEREAS, the Trust and USBGFS entered into that certain Fund Administration Servicing Agreement dated March 25, 2010, as amended from time to time, (the “Original Agreement”), which Original Agreement is amended and restated in its entirety by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Administrator

The Trust hereby appoints USBGFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

USBGFS shall provide the following administration services to the Trust with respect to each Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial, tax and administrative data.
c.	Assist with the information provision to the Funds’ independent registered public accounting firm (“IRPAF”).
d.	Monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.

Calculate dividends for review, approval, and ratification by the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.

(4)	Audits/Examinations:
a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the IRPAF and facilitate the audit process.
b.	For SEC or other regulatory examinations, provide requested information to the SEC, other regulatory agencies, or the Trust to assist the examination process.
c.	Assist with overall operations of the Funds.

(5)	Pay Fund expenses upon written authorization from the Trust.

(6)

Keep the Trust’s governing documents, including its charter, bylaws and meeting minutes, but only to the extent such documents are provided to USBGFS by the Trust or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with all applicable 1940 Act requirements and provide the results of such testing to the Trust, including tests related to:
(i)	Calculation of asset and diversification tests on a timely basis.
(ii)	Calculation of total return and SEC yields.

b.	Maintenance of books and records under Section 31 of the 1940 Act and all relevant rules thereunder for records created by USBGFS.

c.

After each quarter-end and on a post-trade basis, monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC (“Registration Statement”).

d.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Trust, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

e.

In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBGFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affect or could affect the Trust or any Fund.

f.	Monitor applicable regulatory and operational service issues and, in coordination with the Trust, update the Board of Trustees periodically.

(2)	Blue Sky Compliance:
a.

Prepare and file initial registrations and renewals at the Trust’s expense with state securities authorities in specific states/territories or all fifty states and territories (District of Columbia, Guam, Puerto Rico, and the U.S. Virgin Islands) as instructed by the Trust. USBGFS is not responsible for preparing or filing with the SEC or any state authority any registrations on Form D.
b.	Establish sales data feeds (at the Trust’s expense) from applicable financial intermediaries with shareholder accounts for the Fund(s) to monitor daily sales activity.
c.	Monitor daily sales activity from direct shareholder accounts and intermediary sales data feeds to identify U.S. jurisdictions necessitating new registrations or additional sales permits.
d.	Obtain additional permits at the Trust’s expense where appropriate unless the Trust requires approval prior to obtaining additional permits.
e.

Evaluate sales activity for exemptions based on sales to existing shareholders in applicable states. The Trust is responsible for instructing USBGFS regarding any additional accounts or transactions that may be eligible for an exemption.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Registration Statement.
b.

Prepare and file annual and semiannual shareholder reports and other filings, such as, but not limited to, Form N-CEN, Form N-CSR, Form N-PORT, and Rule 24f-2 notices. As requested by the Trust or any Fund, prepare and file Form N-PX and Form N-RN.

c.

Coordinate the printing, filing and mailing (including delivery to intermediaries who print and mail to their own clients) of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File the fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist Fund counsel in preparation of proxy statements, repurchase offers, tender offers and information statements, as requested by the Funds.

(4)	IRS Compliance:
a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its IRPAF.

(5)	Credit Facilities:

a.

Monitor Fund compliance with certain agreed upon terms of any applicable credit facilities (which agreement by USBGFS shall not be unreasonably withheld), including, when requested, the preparation and provision of certifications or sub-certifications regarding a Fund’s compliance therewith.

C.	Financial Reporting:
(1)	Provide financial data required by the Registration Statement.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the IRPAF.
(3)

Supervise the Trust’s custodian and fund accountants in the maintenance of the Funds’ general ledger and in the preparation of the Funds’ financial statements, including oversight of expense accruals and payments, the calculation of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Funds.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).
f.	Schedule of Capital Gains and Losses
g.	Financial Highlights.
h.	Note to Financial Statements.

(7)	Prepare and maintain broker security transaction summaries in accordance with Rule 31a-1(b)(9).

D.	Tax Reporting:

(1)

Prepare for the review of the IRPAF and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its IRPAF. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.
(2)	In a timely manner, provide the Fund’s management and IRPAF with tax reporting information pertaining to the Funds, as available to USBGFS.
(3)	Prepare Fund financial statement tax disclosures for the review and approval of Fund management and/or the Funds’ IRPAF.
(4)	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested trustees and other qualifying service providers.
(5)	Monitor wash sale losses.
(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.
(7)	Assist in the determination of the taxable/non-taxable nature of corporate actions.
(8)	Provide reports to assist the Fund with tax loss harvesting.
(9)	Assist with the determination of whether portfolio holdings will yield bad income.
(10)	Provide FATCA/FBAR reporting.
(11)	Respond to IRS and other tax regulatory agency notices.
(12)	Assist with Passive Foreign Investment Company (PFIC) monitoring.

E.	If the Trust so elects, USBGFS shall provide additional services that are further described in the fee schedule Exhibit B.

USBGFS hereby agrees that commercially reasonable service levels (“SLAs”) will be observed and complied with by it in the performance of its services hereunder, subject to final agreement between the parties on the terms and conditions of more specific SLAs. The parties hereto covenant to one another to negotiate in good faith on the SLAs and to either amend this Agreement or to execute a side agreement to memorialize such SLAs once finalized.

The parties agree that USBGFS may use its affiliates to provide any of the services to be provided under this Agreement. Any such affiliate shall be held to the same standard of care as USBGFS would be under this Agreement, and USBGFS shall be responsible for the provision of such services to the same extent as if provided by USBGFS. The Trust consents to the use of such affiliates and to USBGFS providing to such affiliates any information regarding the Trust or its shareholders as may be required to provide such services.

USBGFS hereby agrees that commercially reasonable service levels (“SLAs”) will be observed and complied with by it with respect to the foregoing, subject to final agreement between the parties on the terms and conditions thereof. The parties hereto represent to one another to negotiate in good faith on the SLAs and to either amend this Agreement or to execute a side agreement to memorialize such SLAs once finalized.

3.	License of Data; Warranty; Termination of Rights

A.

USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, ICE, and Confluence Technologies to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services hereunder provided by USBGFS to each Fund. USBGFS represents to the Trust that it has made and will continue to make best efforts only to license Data from Data Providers that are reputable and have a commercial history of providing accurate and complete Data. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Trust and each Fund, as applicable. The Trust acknowledges and agrees that certain Data Providers may also require the Trust or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit C shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 6 of this Agreement.

B.

The Trust agrees to indemnify and hold harmless the Data Providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 6 of this Agreement.

C.

USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e) of this Section 3.C.

4.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within […] calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBGFS in writing within […] calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within […] calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of the assets and property of the particular Fund incurring the service or expense.

5.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement; and

(5)	All records of the Trust provided to USBGFS by the Trust are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business and will provide its services hereunder in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.

USBGFS shall exercise reasonable care, diligence and prudence in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment, mistake of law, fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund (other than USBGFS and its affiliates), or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ or any affiliates’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from their bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

B.

Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care, diligence and prudence in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBGFS and its officers, directors, managers, and employees (the “USBGFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively “Losses”) that any such USBGFS Indemnified Party may sustain or incur or that may be asserted against a USBGFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a USBGFS Indemnified Party by any duly authorized officer of the Trust, except for any Losses arising out of or relating to USBGFS Indemnified Parties’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from their bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.

C.

USBGFS shall indemnify and hold the Trust (including each Fund) and its trustees, officers, and employees (collectively the “Trust Indemnified Parties”) harmless from and against any and all Losses that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.

D.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

E.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants (e.g., SSAE 16 or SOC 1) on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement. USBGFS shall promptly notify the applicable Fund of any material administrative error and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance.

F.	Notwithstanding anything herein to the contrary, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

G.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

H.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

I.

If USBGFS or an affiliate thereof is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS or any affiliate of any obligation or liability when acting in such other capacity.

J.

In conjunction with the tax services provided to the Fund by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to a Fund. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice. Except with respect to the matters specifically described herein, the provisions in this subsection (J) shall not have any effect upon the services USBGFS is required to provide or the standard of care and liability USBGFS has undertaken in this Section 6.

7.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBGFS, upon request, any data necessary to perform the services described herein at such times and in such form as mutually agreed upon. For the avoidance of doubt and notwithstanding the foregoing, USBGFS agrees that, to the extent required in order to carry out any of its obligations hereunder, USBGFS will coordinate with all other service providers of the Funds as may be requested and authorized by the Funds, including each custodian and administrative agent of the Funds, whether or not affiliated with USBGFS.

8.	Proprietary and Confidential Information

A.

USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information, other than personal data, which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph. USBGFS agrees to promptly and securely delete such data after the expiration of the longest of the retention periods necessary to perform the services, consistent with litigation holds, or as otherwise required by statutory or regulatory requirements.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders (the “Shareholders”).

B.

In addition, USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Trust, a Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Trust, USBGFS shall provide a written description of its Information Security Program. USBGFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Trust (including at Informationsecurity@doubleline.com), expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Trust or a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Trust or any of its affiliates’ regulators at USBGFS’s expense (only if USBGFS is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

C.	The Trust agrees on behalf of itself and its trustees, officers, agents and representatives to treat confidentially and as proprietary all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its trustees, officers, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

D.

The Trust shall not make any written representations regarding the services provided by or the responsibilities of USBGFS or its affiliates under this Agreement, whether in the Trust’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to USBGFS or its affiliates duties or responsibilities under this Agreement that are not specifically stated herein.

E.

Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider and the scope of such services, copies of this Agreement, and such other information as may be desired or required in the Trust’s Registration Statement or as may otherwise be required by applicable law, rule, or regulation, and (ii) upon written consent of the Trust (which will not be unreasonably withheld), USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

9.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner required by the rules and regulations of appropriate government authorities applicable to registered investment companies, including, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

10.	Compliance with Laws

A.

USBGFS and the services it provides hereunder shall in all cases comply with all applicable law and regulation and any changes thereto affecting its services to the Trust and USBGFS shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements. USBGFS shall furnish upon request its written policies and procedures adopted by USBGFS which are required to be approved by the Trust’s Board of Trustees pursuant to Rule 38a-1 under the 1940 Act (“Rule 38a-1 Procedures”) to the Trust’s Chief Compliance Officer (“CCO”) and a summary thereof, for review and the Trust’s Board of Trustees for approval. In addition, with regard to that Board of Trustees approval, USBGFS shall furnish an analysis of how its Rule 38a-1 Procedures satisfy applicable legal requirements and an assessment of the risks relating to its operations. USBGFS further agrees to cooperate with the Trust in its review of such written policies and procedures, and to permit the CCO and personnel of DoubleLine Capital LP and DoubleLine Alternatives or its agents acting at the CCO’s direction to conduct reasonable on-site evaluations, due diligence inquiries and other on-going compliance monitoring at USBGFS’s offices or otherwise. USBGFS will provide to the Trust such certifications and sub-certifications as the Trust shall reasonably request from time to time regarding its Rule 38a-1 Procedures, including a quarterly certification of compliance with its Rule 38a-1 Procedures. USBGFS further agrees to provide on an annual basis to the Trust and the CCO, so that the Trust can satisfy its obligations under Rule 38a-1, changed policies and procedures and a summary of any material change made to its Rule 38a-1 Procedures since the date of its last certification of compliance with the Rule 38a-1 Procedures. USBGFS agrees that it shall promptly notify the Trust in the event it discovers that a “material compliance matter” (as such term is defined in Rule 38a-1 under the 1940 Act) arises with respect to the services USBGFS is required to provide hereunder.

B.	The Trust shall immediately notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus.

11.	Term of Agreement; Amendment

A.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of five (5) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.

Subject to Section 12, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.

This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

D.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust, and authorized or approved by the Trust’s Board of Trustees.

12.	Early Termination

In the absence of any material breach of this Agreement, should a party elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the terminating party agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all reasonable fees and costs associated with converting services to a successor service provider; and
b.	all reasonable fees and costs associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the reasonable expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any reasonable fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Trust acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Trust. The Trust acknowledges that because no attorney-client relationship exists between the Trust and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by electronic transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: President

Email: Aiplegal@usbank.com

and notice to the Trust shall be sent to:

DoubleLine Funds Trust

2002 North Tampa Street, Suite 200

Tampa, Florida 33602

Email: Legal@doubleline.com

21.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

22.	Trust Limitation

USBGFS agrees that the obligations assumed by the Trust on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the assets of the relevant Fund(s). USBGFS further agrees that it will not seek satisfaction of any obligation of the Trust or any Fund from any Shareholders of any Fund, from the Board of Trustees or any individual Trustee, or from any officer, employee or agent of the Trust or any Fund. USBGFS understands that the rights and obligations of each Fund, or series, under the Declaration of Trust of the Trust are separate and distinct from those of any and all other series.

23.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(SIGNATURES ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

DOUBLELINE FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Henry Chase	By: /s/ Jason Hadler

Name: Henry Chase	Name: Jason Hadler

Title: Treasurer and Principal Financial and Accounting Officer	Title: Sr. Vice President

Date: 3/28/2023	Date: 3/31/2023

Signature Page – Fund Administration Servicing Agreement

Exhibit A

to the

Amended & Restated

Fund Administration Servicing Agreement

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Shiller Enhanced CAPE Fund

DoubleLine Flexible Income Fund

DoubleLine Low Duration Emerging Markets Fixed Income Fund

DoubleLine Selective Credit Fund

DoubleLine Long Duration Total Return Bond Fund

DoubleLine Strategic Commodity Fund

DoubleLine Global Bond Fund

DoubleLine Infrastructure Income Fund

DoubleLine Shiller Enhanced International CAPE

DoubleLine Real Estate and Income Fund

DoubleLine Emerging Markets Local Currency Bond Fund (Separate Fee Schedule B-1 applies)

DoubleLine Income Fund

DoubleLine Multi-Asset Trend Fund

Exhibit B to the Amended & Restated Fund Administration Servicing Agreement

FUND ADMINISTRATION SERVICES FEE SCHEDULE As of January 1, 2023

Annual Fee Based Upon Market Value of the Fund Complex:

–	[…] basis points on the first $[…] billion
–	[…] basis points on the next $[…] billion
–	[…] basis points on the balance

Included in Annual Complex Fee:

∎	Advisor Information Source Web Portal access and reports
∎	Compliance testing as specified in the Agreement
∎	Start up legal administration services
∎	Daily performance reporting
∎	Legal administration for annual updates
∎	15c-3 Reporting
∎	Chief Compliance Officer support

Miscellaneous Fees & Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, systems expenses, proxies, insurance, legal administration projects, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from Board of directors meetings, third party auditing and legal expenses, pricing services, fair value pricing services, factor services, customized reporting, expenses incurred in the transfer fees, safekeeping, delivery and receipt of securities, shipping, and conversion expenses (if necessary).

Additional Services

Services added after the date of this amendment will be at the then current standard USBGFS fee schedule rates. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Exhibit B-1 to the Amended & Restated Fund Administration Servicing Agreement

FUND ADMINISTRATION SERVICES FEE SCHEDULE For the DOUBLELINE EMERGING MARKETS LOCAL CURRENCY BOND FUND As of January 1, 2023

Annual Fee Based Upon Market Value of the Fund Complex:

–	[…] basis point

Included in Annual Complex Fee:

∎	Advisor Information Source Web Portal access and reports
∎	Compliance testing as specified in the Agreement
∎	Start up legal administration services
∎	Daily performance reporting
∎	Legal administration for annual updates
∎	15c-3 Reporting
∎	Chief Compliance Officer support

Portfolio Transaction Fees

$[…] per mutual fund trade/Fed wire/margin variation Fed wire.

∎	Overdrafts – charged to the account at prime interest rate plus […] percent.

Miscellaneous Fees & Expenses

All other miscellaneous fees and expenses, Including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, systems expenses, proxies, insurance, legal administration projects, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from Board of directors meetings, third party auditing and legal expenses, pricing services, fair value pricing services, factor services, customized reporting, expenses incurred in the transfer fees, safekeeping, delivery and receipt of securities, shipping, and conversion expenses (if necessary).

Additional Services

Services added after the date of this amendment will be at the then current standard USBGFS fee schedule rates. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Exhibit C to the Amended & Restated Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

☐

The Trust shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

☐

The Trust will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

☐

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Data, (b) not use the Data for any purpose independent of those for which it is provided by the Data Provider, and (c) exculpate the Data Provider, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the Data (including expressly disclaiming all warranties).

☐

The Trust will treat the Data as proprietary to the Data Provider. Further, the Trust shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

☐

The Trust will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

☐	The Trust shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

☐	The Trust shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Trust.

☐	The Trust acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

☐

The Trust acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Trust and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreements relating to the Data.

☐	THE DATA IS PROVIDED TO THE TRUST ON AN “AS IS” BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR

RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

☐

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.